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                                                                   Exhibit 10.30
                     SERVICES AND LICENSE AGREEMENT BETWEEN
                           OPTIMARK HOLDINGS, INC. AND
                          THE NASDAQ STOCK MARKET, INC.



                                TABLE OF CONTENTS



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RECITALS..........................................................................................................2


1.  SUPERMONTAGE DEVELOPMENT EFFORT...............................................................................3


2.  OPTIMARK DDE RESOURCES........................................................................................3


3.  NASDAQ RESOURCES..............................................................................................4


4.  STAGES OF THE SUPERMONTAGE EFFORT.............................................................................4


5.  PROJECT MANAGER; STEERING COMMITTEE...........................................................................6


6.  CHANGE ORDERS.................................................................................................7


7.  NASDAQ PAYMENTS...............................................................................................7


8.  OTHER PROJECTS FOR THE CORPORATIONS...........................................................................8


9.  OPTIMARK PERSONNEL............................................................................................8


10.  WARRANTIES AND INDEMNIFICATION..............................................................................10


11.  GENERAL WARRANTIES AND INDEMNIFICATION......................................................................11


12.  FACILITIES/CONNECTION TO NASDAQ SYSTEMS AND NETWORKS........................................................12


13.  EXCLUSIVITY.................................................................................................13


14.  CURRENT NASDAQ APPLICATION OF THE OPTIMARK MATCHING ENGINE..................................................13


15.  MEDIA RELATIONS.............................................................................................14


16.  LICENSE TO UNDERLYING TECHNOLOGIES..........................................................................14


17.  IP ESCROW...................................................................................................15


18.  NASDAQ INVESTMENTS..........................................................................................15


19.  TERMINATION OF AGREEMENT....................................................................................16
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20.  EVENTS THAT CAN LEAD TO TERMINATION OF TASK ORDER...........................................................17


21.  TERMINATION ASSISTANCE......................................................................................17


22.  USE OF SUBCONTRACTORS BY OPTIMARK...........................................................................18


23.  PROPRIETARY RIGHTS..........................................................................................18


24.  INDEMNIFICATION PROCEDURES..................................................................................20


25.  ADR AND ARBITRATION.........................................................................................22


26.  GENERAL PROVISIONS..........................................................................................23


27.  DEFINITIONS.................................................................................................26


28.  LIST OF ATTACHMENTS.........................................................................................27
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                     SERVICES AND LICENSE AGREEMENT BETWEEN
                           OPTIMARK HOLDINGS, INC. AND
                          THE NASDAQ STOCK MARKET, INC.


This Agreement is made as of October 2, 2000 (Effective Date) by and between OptiMark Holdings, Inc. a Delaware Corporation (OptiMark), and The Nasdaq Stock Market, Inc. (Nasdaq) (a Delaware Corporation that is a subsidiary of the National Association of Securities Dealers, Inc. a Securities Self-Regulatory Organization, subject to the jurisdiction of the United States Securities and Exchange Commission and subject to the Securities Exchange Act of 1934 (NASD) (NASD with its affiliates are collectively referred to as the Corporations) whose principal offices are located at 1735 K Street, N.W., Washington, D.C. 20006"). (Nasdaq and OptiMark are each a Party and collectively the Parties.) An Affiliate means an entity that directly or indirectly controls, is controlled by, or is under common control with a Party; Affiliates of Nasdaq include, but are not limited to, the entities that are owned 50% or more by NASD on the Effective Date. OptiMark shall fulfill its duties and obligations under this Agreement through itself or its Affiliates, who are jointly and severally liable.

                                    RECITALS


         WHEREAS, OptiMark (the successor by operation of law to OptiMark Technologies, Inc.) and Nasdaq had entered into the "Nasdaq/OptiMark Agreement" (1998 Agreement) in September, 1998, under which the Parties developed and implemented a trading facility that enables NASD Members and others sponsored by NASD Members to obtain access to the OptiMark Matching Module and permits the transmission and processing of certain profiles, executions, and trade reports of such executions in accordance with applicable NASD rules, and contemporaneously with the 1998 Agreement, the Parties executed a "Warrant Agreement" (the 1998 Warrant Agreement), under which Nasdaq was granted certain warrants convertible into

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shares of OptiMark Technologies, Inc. which OptiMark hereby warrants and represents are now warrants convertible into shares of OptiMark.; and

         WHEREAS, the Parties desire to amend certain rights and obligations in the 1998 Agreement and in the 1998 Warrant Agreement, as detailed hereunder, and to enter into a new development effort, primarily aimed at developing an alternative development effort for Nasdaq's SuperMontage(TM) (a trademark of Nasdaq) system;

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.  SUPERMONTAGE DEVELOPMENT EFFORT.

         1.1. General Nature of OptiMark Services. The Parties contemplate that Nasdaq will utilize OptiMark's development resources as part of an alternative development team for SuperMontage, subject to the terms of this Agreement. The SuperMontage effort will incorporate certain intellectual property that OptiMark has developed prior to or independent of this Agreement (such incorporated intellectual property, "OptiMark Underlying IP"). It will also create new intellectual property and modify intellectual property that is provided by or through Nasdaq (collectively, Nasdaq IP).

         1.2. Commencement Dates. OptiMark development efforts on SuperMontage shall begin no later than October 2, 2000. The first day when the OptiMark-developed SuperMontage system is fully functional and technologically available for trading shall be the Commencement Date. It is anticipated that the Commencement Date shall be on or before * .

2.  OPTIMARK DDE RESOURCES.

         2.1. Dedicated Resource Environment. OptiMark shall purchase or lease the hardware, purchase or lease the space, license the software, hire as employees the personnel, and procure any other items, all as listed in Attachment 2, on or before the dates required per Attachment 2. OptiMark shall make the most efficient use of its current capabilities; to the extent that such capabilities are not adequate for the development, testing, and production stages of the SuperMontage project, Attachment 2 will list certain items of hardware or software and will note that Nasdaq is to provide that item at its cost, or will set forth a percentage or maximum allowable reimbursement amount, and describe who will own the item. The items listed in Attachment 2 shall be dedicated to Nasdaq Projects unless otherwise agreed by the Project Managers or the Parties as a Dedicated Development Environment to Nasdaq (DDE). In fulfilling its requirements, OptiMark shall procure or utilize such other resources outside the DDE as may be necessary to meet its obligations.

         2.2. Rates for OptiMark Personnel. Rates for OptiMark Personnel, including those in
___________________________
*This confidential portion has been omitted and filed seperately with the Commission.


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the DDE, shall be listed in Attachment 2. Attachment 2 shall also list any potential increase in those rates for the next 2 years. The Parties may add new categories of Personnel to Attachment 2 whose rates and any projected increases shall provide the same or better relative bargain to Nasdaq as those in the listed categories. Any increase in excess of the Attachment 2 rates requires written agreement of the Parties. The Parties assume that rates beyond this 3 year period will be addressed in the Maintenance Agreement.

3.  NASDAQ RESOURCES.

         3.1. Nasdaq Required Resources. The Nasdaq required resources are listed in Attachment 3 (Nasdaq Resources). Any changes to the Nasdaq Resources shall be treated as a Change Order.


4.  PHASES AND STAGES OF THE SUPERMONTAGE EFFORT.

         4.1 Phases. The Parties presently contemplate the OptiMark Phases of the SuperMontage project as discussed in Attachment 8. Certain of these Phases involve deliverables of code. These specific Phases are referred to as Deliverable Phases.

         4.2. Stages of SuperMontage Effort. The Parties anticipate that each SuperMontage Deliverable Phase shall consist of overlapping Stages: (1) Requirements; (2) Development; (3) QC; (4) User Installation/Testing; and (5) Operation/Maintenance Stages.

         4.3. Requirements Stage. After consultation and input from OptiMark, Nasdaq will publish Interface Specifications for both Nasdaq internal SuperMontage development team and the OptiMark SuperMontage development team by October 31, 2000. Nasdaq shall provide OptiMark with SuperMontage: (1) Quotation Specifications; (2) Execution Specifications; (3) Datafeed/Backend/Development/ Rollout/Configuration Management Process/Other Specifications. The Execution and Quotation Specifications shall be available in preliminary form not later than October 31, 2000 and shall be finalized by Nasdaq 30 days after the date of SEC Initial Approval. Any material changes in the final Specifications shall be treated as a Change Order. The Datafeed/Backend/Development/Rollout/Configuration Management Process/Other
Specifications shall be finalized in one or more parts by Nasdaq as set forth in the Attachment 4 Milestones. Any changes after that date shall be treated as a Change Order.

         4.4. Development Stage. OptiMark shall begin the Development Stage on or before October 2, 2000, while the Specifications Stage is still in progress, based on the preliminary Specifications that exist at the time. Based on the final Specifications, OptiMark shall develop a system that meets the final Specifications and internally test such systems in appropriate stages by or before the applicable Milestone Dates. OptiMark may utilize the Nasdaq Resources in fulfilling its obligations.

         4.5.  QC Stage.

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         4.5.1. Interim Testing. Before delivery of any deliverable consisting of code, OptiMark shall complete its own component and integration testing. Nasdaq may oversee such testing. Nasdaq may also perform interim testing of any deliverable using testing facilities other than those used by OptiMark. If Nasdaq tests using the same facilities as used by OptiMark, then Nasdaq will give reasonable advance notice to OptiMark and Nasdaq testing may not materially adversely affect OptiMark's ability to meet a Critical Milestone Date. A Party's interim testing or acceptance at any time, shall not be deemed to be official acceptance of the tested components or Deliverable Phase, nor act as a waiver or estoppel to perform other tests, and shall not prejudice Nasdaq's right to do Phase or Final Nasdaq QC Testing.

         4.5.2. Upon the delivery of the final deliverable of any Deliverable Phase , Nasdaq will promptly begin Nasdaq Quality Assurance and Control (QC) Testing of that Deliverable Phase of the SuperMontage system. Upon delivery of the final deliverable of code necessary for the entire SuperMontage system, Nasdaq will conduct a Final Nasdaq QC Testing of all Deliverable Phases of the SuperMontage system as a whole. Nasdaq agrees that the QC testing of the SuperMontage system shall be consistent with the customary and routine testing that Nasdaq utilizes for systems of the Nasdaq Stock Market, provided, however, Nasdaq shall make such resources available as shall reasonably be required to conduct the testing in a timely manner before the time required for it in the Project Plan and each Critical Milestone; this testing may include QC Tests, Production Tests (e.g., production environment and performance tests), User Acceptance Tests (e.g., internal user and Subscriber/customer testing) and other tests commonly utilized as part of industry or Nasdaq practice in this area (this sentence is collectively called Nasdaq QC Testing). During Nasdaq QC Testing, Nasdaq shall promptly notify OptiMark (through access to the PVCS or other system) of any failure of the system to meet materially its Specifications and OptiMark shall promptly work to correct and re-submit the system component for Nasdaq QC Testing. Nasdaq shall thereafter promptly reinitiate and complete additional rounds of Nasdaq QC Testing until such time as when OptiMark either passes the Nasdaq QC Testing or the applicable Critical Milestone Date passes. If the applicable Critical Milestone Date has passed and Nasdaq QC Testing shows the system is still not materially meeting its Specifications, Nasdaq may continue to work with OptiMark to complete the QC Stage. If Nasdaq Notifies OptiMark that the system is continuing to fail Nasdaq QC Testing after the applicable Critical Milestone Date has passed, Nasdaq may elect in its sole discretion to: (a) terminate the Agreement without any further obligations; (b) reject the failed part and other affected deliverables with or without termination; or (c) require that remedial work be performed at a reduced rate without termination.

         4.5.3. If the SuperMontage system passes Final Nasdaq QC Testing, Nasdaq shall promptly provide OptiMark with a Notice of acceptance of the SuperMontage system.

         4.6. Rollout/Installation. After acceptance of the SuperMontage system, Nasdaq may utilize OptiMark resources at rates shown in Attachment 2 to aid in any subscriber rollout or installation of the SuperMontage system. However, any support, operational, bug fix or other corrective services until the date of Critical Milestone Date 5, are part of and compensated for, as part of Critical Milestone 5.

         4.7. Operation/Maintenance Stage. If Nasdaq chooses to use the OptiMark

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SuperMontage system for production purposes, then Nasdaq: will commit to a 4 year contract for maintaining, supporting, operating, and enhancing OptiMark's SuperMontage system ("Maintenance Agreement") at a rate to be agreed in good faith based on detailed specifications from Nasdaq for the precise services required and OptiMark's estimate of associated costs, but in no event higher than at an industry competitive rate, provided that the total services utilized are in no event less than $200,000 per month. Nasdaq will require, as part of Maintenance, that all necessary source code and reasonably sufficient OptiMark Personnel be maintained on Nasdaq premises (under OptiMark control) in order to facilitate emergency fixes and changes. The Maintenance fee will be paid monthly, for maintaining, supporting, operating, and enhancing the OptiMark SuperMontage system (which may include on-site repair, response times, reliability requirements, maintenance/modification/support/enhancement of Nasdaq application procedures, and other terms typical of Nasdaq SLAs), after which time Nasdaq has the option to take over maintaining, supporting, operating, or enhancing for no additional consideration including that for access, use, or license to the OptiMark Underlying IP subject to the license and access provisions of Sections 16 and 17 of this Agreement. Estimates for the above commitments are to be initially based on the typical technology personnel rates listed in Attachment 2.


5.  PROJECT MANAGER; STEERING COMMITTEE.


         5.1. Appointment. Promptly after the Effective Date, (1) each Party shall appoint a project manager (Project Manager) who will be the primary contact between the Parties and who will have the authority to bind the Parties to changes in the Attachments, Change Orders and other matters consistent with the terms of this Agreement; and (2) the Parties shall jointly establish a steering committee (Steering Committee) to address legal, technical, operational, and regulatory issues that arise out of the development or operation of the SuperMontage system. The Steering Committee shall initially be comprised of two members from the Nasdaq and two members from OptiMark; the number of members may be changed by agreement of the Parties. Each Party may re-designate its respective appointees for the Project Manager (for OptiMark, it must be the Project Manager listed in Attachment 5, as amended by mutual agreement of the Parties) and the Steering Committee as deemed appropriate in its sole discretion.

         5.2. Meetings. The Steering Committee shall meet, either in person or by or a conference call, at least every two weeks until the end of the User Testing/Installation Stage and at least quarterly thereafter to discuss the development, implementation and operation of, and regulatory and other issues arising in connection to the development and operation of the SuperMontage system. The Steering Committee shall appoint one or more members to prepare an advanced agenda for each meeting and shall record the minutes and action items for each meeting (in the absence of such designation, OptiMark shall be responsible). The Steering Committee may include such observers and recording secretaries in addition to the members as shall reasonably required to facilitate the work of the Committee.

         5.3. Progress Report. After each meeting or conference call, the appointed Steering Committee member(s) shall (and any other member may) prepare a report (a "Progress Report")

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summarizing the meeting as well as specifying any significant problems discussed at the meeting, and the specific steps taken or proposed to be taken by either or both Parties, as appropriate, to remedy the problem.

         5.4. Status Reviews. In addition to the Steering Committee, the technology staffs of the Parties shall conduct weekly Status Reviews. OptiMark shall update the Progress Report in Attachment 8 each week using Microsoft Project 98 (or other system agreed by the Parties) to include all tasks and current percentage completion of those tasks.


6.  CHANGE ORDERS.

         6.1. A Party may request a change in the applicable Specifications (Change Order). It shall provide the Change Order in writing to the other Party, including its estimate of any changes (up or down) in the cost, resources, or schedules (including, for the avoidance of doubt, Milestones, Critical Milestones and the Commencement Date) for the project and any development or operational impacts. The Parties shall work, as reasonably requested by a Party, to exchange such information as is reasonably necessary for Parties to evaluate the need and impact of the requested change. The other Party shall then respond within 5 days with an acceptance of the Change Order or its own version of a Change Order, including any counter estimate of the impacts. Nasdaq is not required to agree to pay for any change in cost or resources, or agree to any change in schedule, where the Change Order is a mere articulation of an existing Specification or should have been obvious to one of reasonable technical skill and expertise in the field. When the Parties agree, the Change Order shall be implemented and any changes to costs, resources, or schedules shall be binding on the Parties and automatically amend any terms or Attachments hereto. Except as provided below, a Change Order is not effective unless signed by both Parties.

         6.2. If Nasdaq demands a particular Change Order, OptiMark shall implement the Change Order, but if there is a disagreement as to any impact on cost, resources, or schedules (which are subject only to ADR), that part of the Change Order may be treated by either Party by ADR and Arbitration.

         6.3. Specifications and changes in Specifications shall be posted to the Nasdaq internal SuperMontage development team and the OptiMark SuperMontage development team. Nasdaq presently intends to use its DOORS system, or a similar system for this purpose. Specifications or changes to Specifications that affect only one team shall be so noted.


7.  NASDAQ PAYMENTS.

                  7.1. Nasdaq will pay OptiMark $933,333 per month for the first 3 months and $700,000 per month thereafter for the SuperMontage development until the earlier of the Commencement Date of SuperMontage or October 31, 2001 (Base Period) (or such longer period as the Parties may agree pursuant to a Change Order or other agreement). This monthly

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amount is called the Base Cost level and is payable in advance beginning on the
Effective Date and thereafter on the day in each month which corresponds to the Effective Date or, if such day is not a business day, then on the next succeeding business day. Late payments shall bear daily interest at a rate of 1.5% per month. Nasdaq will bear those reasonable costs of hardware associated with production and testing of the SuperMontage system listed in Attachments 2 and 3. The Parties will consult in good faith with a view to minimizing those hardware and third party license DDE costs ("Tangible DDE Costs") based on utilization of existing OptiMark hardware and Nasdaq's purchasing power, subject to which Nasdaq will bear reasonable mutually-agreed Tangible DDE Costs listed in Attachments 2 and 3.

         7.2. The parties have already agreed upon 5 Critical Milestone Dates in Attachment 4, and may hereafter agree upon changed, new, or alternative Milestones Dates and deliverables. A Critical Milestone includes the delivery of any services or deliverables due up to that date). If OptiMark successfully meets or exceeds the Critical Milestones listed in Attachment 4, then it shall be paid incentive payments per the following schedule: for meeting the first Critical Milestone --$750,000; for meeting the second Critical Milestone --$1 million; for meeting the third Critical Milestone --$1.5 million; for meeting the fourth Critical Milestone--$2 million; and for meeting the fifth Critical Milestone --$.5 million.


8.  OTHER PROJECTS FOR THE CORPORATIONS.

         8.1. OptiMark Resource for Other Nasdaq Projects. Any of the Corporations may use DDE and other OptiMark resources for other projects for the Corporations or users by executing a Task Order or other ordering document (collectively, Task Order) under its own name and if agreed by OptiMark. OptiMark shall Notify Nasdaq if undertaking of any such Task Order will or may impact the SuperMontage project. The terms and conditions shall be the same as if the Corporation were executing this Agreement. The parties may agree on hourly, fixed price, daily rate, or other compensation mechanisms for use of OptiMark resources in those projects. OptiMark shall base proposals, and Nasdaq may request that OptiMark show it how OptiMark priced any proposal, on the rate structure in Attachment 2.


9.  OPTIMARK PERSONNEL.


         9.1. Key Personnel. OptiMark shall Notify Nasdaq promptly after it becomes aware that a Key Person (listed in Attachment 5) is or may become unavailable for one or more projects, or of other circumstances where unavailability of personnel has, or may have, a substantial impact on the SuperMontage project. Nasdaq may terminate this Agreement pursuant to Section
19.3 or terminate the applicable Task Order (and any related Task Orders) pursuant to Section 20.3 if a Key Person, listed by name in Attachment 5 is no longer available to be dedicated full-time to the project, or there is another circumstance involving personnel used in that project that materially impairs or may materially impair OptiMark's ability to perform hereunder unless, in each case, Nasdaq consents. A Task Order or Attachment 5 may name more than one alternative Key

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Person for a particular function, in which case all such alternative Key Persons must be unavailable for Nasdaq to terminate the applicable Task Order (and any related Task Orders) or this Agreement as aforesaid. Attachment 5 may be updated, revised, or amended from time-to-time with the written mutual consent of the Parties.

         9.2. OptiMark and its employees or (as permitted under this Agreement) individual and corporate subcontractors (collectively, Personnel), in performance of this Agreement, are acting as independent contractors and not as employees or agents of Nasdaq. OptiMark shall, at its sole cost and expense, for the term of this Agreement provide all insurance coverage required by applicable laws, regulations, or employment agreements, including, without limitation, medical and workman's compensation.

         9.3. OptiMark represents and warrants that neither OptiMark nor OptiMark's Personnel nor any individual associated with OptiMark shall be an employee of Nasdaq for any purpose whatsoever. OptiMark shall be responsible for the payment of all unemployment, social security and other payroll taxes of all individuals who are engaged in the performance of the services. If, at any time, any liability is asserted against Nasdaq for unemployment, social security or any other payroll tax related to OptiMark or OptiMark's Personnel, then OptiMark shall indemnify and hold harmless the Corporations from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney's fees and costs. Further, OptiMark shall cause its Personnel to waive any and all claims, and to release Nasdaq from any and all liability, arising from or relating to any assertion that such Personnel are or were employees of Nasdaq by virtue of this Agreement and the services performed hereunder, including, without limitation, any claims of entitlement to the benefits accorded employees by Nasdaq.

         9.4. OptiMark, upon the written request of Nasdaq prior to or after assigning any individual to participate in the performance of the services, shall furnish Nasdaq with a written resume setting forth the educational and employment background of such individual. Nasdaq reserves the right promptly to interview and in good faith approve or disapprove all OptiMark-proposed personnel prior to start of work.

         9.5. OptiMark, upon the written request of Nasdaq based on a stated bona fide business reason, shall recall any individual or subcontractor employed by or associated with OptiMark engaged in the performance of the services and shall promptly replace such individual or subcontractor with another reasonably acceptable to Nasdaq. Nasdaq shall not be liable for costs incurred by OptiMark to recall and replace any individual or subcontractor.

         9.6. Conflict of Interest. OptiMark represents and warrants to Nasdaq that it is now under no contract or obligation, nor will OptiMark enter into a contract or assume an obligation during the term of this Agreement, that would materially interfere with OptiMark's duties and responsibilities under this Agreement or any extension hereof or conflict with the rights of Nasdaq under this Agreement as indicated by the nature of the work performed hereunder.

         9.8. Non-hire by Nasdaq. During the term of this Agreement and for six months

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thereafter (unless cancellation is due to OptiMark fault), the Nasdaq Technology
Group will not hire any person it knows to be an OptiMark employee either currently or within the previous 6 months, without the written consent of OptiMark, such consent not to be unreasonably withheld, provided that Nasdaq's refusal to hire is not in violation of any applicable law. The Parties agree that any breach of this Section 9.8 by Nasadq shall not be a material breach of this Agreement and shall not be a basis for termination of this Agreement by Optimark.

         9.9. Non-solicitation by OptiMark. During the term of this Agreement and for six months thereafter, neither OptiMark nor its agents will solicit or hire any employee of Nasdaq or the Corporation without the written consent of Nasdaq.


10.  WARRANTIES AND INDEMNIFICATION.


         10.1. OptiMark warrants and represents that it has the right, free and clear of any liens or encumbrances to grant the rights to the OptiMark Underlying IP and the deliverables and services in this Agreement to Nasdaq. Further, OptiMark warrants and represents that no item provided or right granted violates any Intellectual Property Right of any third party. OptiMark shall be liable to Nasdaq and agrees to hold harmless and indemnify any of the Corporations and their officers, directors, subcontractors, employees and agents, against any and all claims and losses (including but not limited to the costs and in-house or out-side attorneys' fees) resulting from, suffered, or incurred as a result of any third party's claim or litigation relating to the infringement of any Intellectual Property Right related to any service or deliverable or the OptiMark Underlying IP under this Agreement. OptiMark is not required to indemnify and hold harmless the Corporations to the extent any claims or losses are caused by Nasdaq's breach of its intellectual property warranty in Section 24. Indemnification shall also extend to claims and losses against any of the Corporations as an aider, abettor or contributing infringer.

         10.2. OptiMark will inform Nasdaq of any known defects in a component or the system which might materially interfere with operation or use of the system. OptiMark warrants and represents that it knows of no defect in a component's or the system's security mechanisms, of any time bombs (code inserted by the manufacturer or OptiMark, which is not described in the Documentation, whose purpose is to halt effective operation or use of the system on conditions set by or triggered by any event or person other than Nasdaq or detect non-compliance with law or the terms of this agreement), viruses (code embedded in the system whose purpose is to halt effective operation or use of the system on conditions set by or triggered by an event or a person other than Nasdaq), trap doors (means by which an unauthorized user may circumvent the security protections of the system or gain access without authorization of Nasdaq), and similar devices. OptiMark will promptly notify Nasdaq of any later discovered defects in its security mechanisms, such as time bombs, viruses, trap doors, or similar devices for a period of the life of the Agreement. In any event, OptiMark shall use its best efforts to disable and then remove any time bomb, virus, trap door, or other defect in security mechanism.

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11.  GENERAL WARRANTIES AND INDEMNIFICATION.


         11.1. OptiMark warrants that the services performed and the work prepared for Nasdaq shall be of high professional quality consistent with the specifications set forth in this Agreement and any Task Order.

         11.2. OptiMark warrants that it will, at its sole expense, comply with all applicable laws, regulations, and requirements, and that the services will not cause the service or deliverable, OptiMark, or any of the Corporations to violate any State, Federal or local laws, including but not limited to any sales or use tax, Americans with Disabilities Act, environmental and toxic waste disposal, immigration, and equal employment laws. OptiMark also warrants that while on-site, its personnel will comply security policies and instructions as well as with the sections of the Corporations' Employee Handbook related to Equal Employment Opportunities, Sexual Harassment, and Substance Abuse Policies as if its personnel were employees of the Corporations.

         11.3. OptiMark acknowledges and agrees that all services, deliverables, and Documentation prepared for Nasdaq under this Agreement, and each invention, discovery or improvement, including ideas, concepts, know-how or techniques, whether patentable or not, and the Intellectual Property Rights arising out of the performance of the services, shall be considered not only work for hire made in the course of performance of the services, excluding OptiMark Underlying IP, but also otherwise shall belong exclusively to Nasdaq. Prior to engaging Subcontractor in the performance of the services, OptiMark shall ensure that it has a written agreement with any Subcontractor (and any subcontractors of any Subcontractor) declaring the services to be works for hire as well as transferring ownership of any Intellectual Property Right produced in the course of performance of the services to OptiMark or directly to Nasdaq. Upon request, OptiMark shall promptly make such written agreements available to Nasdaq. In addition, OptiMark assigns and agrees to assign to Nasdaq, without payment of any additional consideration, all right, title and interest in the matters described in the foregoing sentences, including all rights of patent and copyright, and further agrees to execute, at Nasdaq's request, written documents of assignment prepared by Nasdaq. OptiMark agrees that it shall include and enforce such provisions in contracts of employment of individuals engaged in the performance of the services as shall be necessary to ensure exclusivity of ownership by Nasdaq. Upon request, OptiMark shall promptly make such written agreements available to Nasdaq. Nasdaq shall have the right to obtain and to hold in its own name patents, copyrights, registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. OptiMark agrees to give Nasdaq and any persons designated by Nasdaq any assistance reasonably required in order to perfect or protect these rights. For the avoidance of doubt, OptiMark shall retain all ownership rights in the OptiMark Underlying IP, provided, however, Nasdaq shall have those licenses and rights to use the OptiMark Underlying IP expressly provided in
Section 16 and 17.

         11.4. A Party shall be solely responsible for any physical injuries, including death, to persons and any damage to tangible personal property occurring on account of or in connection

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with the performance of the services and shall indemnify and hold harmless the other Party (including the Corporations) from any and all loss and liability related thereto, including, but not limited to, liability for the payment of worker's compensation and disability benefits, any and all claims on account of such injuries to persons or physical damage to property, and all costs and expenses in suits (including reasonable attorney's fees and costs) that may be brought against the entity on account of any such injuries to persons or physical damage to property, provided, however, that a Party shall not be obligated to indemnify and hold harmless the other from any loss or liability arising out of injuries or damage caused by or resulting from the negligence of the indemnified Party.

         11.5. Each party hereby agrees to indemnify and hold harmless the other (including the Corporations) against all losses, costs and expenses (including reasonable attorney's fees) that the other may incur by reason of any third party suit arising from the breach by the indemnifying party of any terms, provisions, covenants, warranties or representations contained herein and/or in connection with the enforcement of this Agreement or any provision hereof.

         11.6. OptiMark agrees that it will comply with all applicable export laws and regulations of the United States. NASD may reasonably request that OptiMark provide it with a copy of a green card, H1-B Work Visa (or equivalent thereof), or evidence of United States or Canadian citizenship for each person that OptiMark intends to assign to an NASD project prior to that person's commencing work on the project.


12.  FACILITIES/CONNECTION TO NASDAQ SYSTEMS AND NETWORKS.


         12.1. If Nasdaq permits OptiMark-owned systems and networks to be connected to certain Nasdaq systems and networks (OptiMark Connection) this Section applies. Nasdaq will provide OptiMark, and OptiMark will comply, with the NASD Information Security Policy and related policies, procedures and standards, and the NASD Enterprise Security Standards, as tailored by Nasdaq to suit the specific OptiMark Connection (collectively, Nasdaq Standards). OptiMark warrants that it will comply with Nasdaq Standards.

         12.2. OptiMark will be subject to a continuing risk assessment process operated by the NASD Information Security Office (NISO) or its successor. Nasdaq will have the right to terminate the OptiMark Connection without notice and at any time in the event of technical or operational risks to Nasdaq systems or networks, as determined by NISO in its sole discretion.

         12.3. OptiMark will demonstrate to the NISO a reasonable information security plan. OptiMark warrants that its implementation of the plan, in conjunction with a Nasdaq firewall that is to be established and managed by, and at the cost of, one or more of the Corporations, will result in OptiMark systems and networks being logically isolated from Nasdaq systems and networks.

         12.4. OptiMark warrants that OptiMark Connections, and the information flowing

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through each OptiMark Connection, will be used solely for the fulfillment of
OptiMark's obligations under, and in accordance with all of the terms and conditions of, this Agreement and applicable Task Orders. Any other use by OptiMark or OptiMark's Personnel may constitute, in Nasdaq's sole discretion, grounds for disconnection and/or termination pursuant to Section 20.1 of this Agreement.

         12.5. Except as otherwise specified in this Section or the applicable Task Order, OptiMark will be solely responsible for all costs and expenses associated with establishing, maintaining and terminating the OptiMark Connection.

         12.6. OptiMark will hold the Corporations harmless from any loss, damage and expense incurred by the Corporations and arising from OptiMark or OptiMark Personnel breach of this Section, except to the extent where the breach is due to the gross negligence of Nasdaq.


13.  EXCLUSIVITY.

         13.1. OptiMark (including any Affiliate) shall not directly or indirectly (including permitting a licensee or owner of any OptiMark intellectual property the right to) create or market systems or services anywhere in the world for any customer in any Financial Instrument, without at least 30 days prior Notice to Nasdaq and subject to Nasdaq's right of consent in each instance. Approval for OptiMark by Nasdaq must be provided prior to OptiMark's active discussions with a potential party. Nasdaq consents to OptiMark's development and support of those markets described in Attachment 6, but only strictly within the scope of the projects, involving the entities and markets and subject to the conditions listed in Attachment 6. In general, Nasdaq will not consent to creation of a system or provision of a service that would be or could be used in competition with Nasdaq, such as an SEC-registered securities exchange, an ECN or consortium of ECNs, or a consortium of broker-dealers or market makers.

         13.2. Unless expressly agreed by Nasdaq, OptiMark agrees to cease consideration of sale or other transactions that materially adversely affect (a) the Nasdaq Application, (b) OptiMark Underlying IP in a manner that could materially impact Nasdaq's use of the OptiMark Underlying IP or be in violation of Section 13.1, or (c) the development of the SuperMontage, or other Nasdaq project under this Agreement.


14.  CURRENT NASDAQ APPLICATION OF THE OPTIMARK MATCHING ENGINE.

         14.1. In recognition of OptiMark's current financial condition which may not permit OptiMark to continue to carry the costs associated with operating the Nasdaq Application, Nasdaq and OptiMark acknowledge their mutual interest in potentially discontinuing operation of the current Nasdaq Application of the OptiMark System as soon as practicable after September 1, 2000, provided, the Parties will reserve a final decision pending further discussions that shall include, without limitation, discussion of notification to the SEC if the Application is discontinued. OptiMark agrees not to operate, or license others to operate, a facility using

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OptiMark intellectual property for Nasdaq securities in any other exchange
(including PCX), ECN, broker-dealer or other entity in a manner inconsistent with the scope of the exclusivity provisions of Section 13.1.

         14.2. If the Nasdaq Application of the OptiMark System (the "Nasdaq Application") is discontinued Nasdaq and OptiMark will use commercially reasonable efforts to mitigate the hardware costs associated with the Nasdaq Application; however, Nasdaq does not agree to undertake any cost not presently contemplated by the existing 1998 Agreement.

15.  MEDIA RELATIONS

         15.1. The Parties will agree on the description of this Agreement in the media including a jointly agreed upon a press release upon the signing of this Agreement.


16.  LICENSE TO UNDERLYING TECHNOLOGIES.

         16.1. OptiMark License to Underlying IP. As part of the services and deliverables, OptiMark shall grant, and hereby grants, to Nasdaq and Nasdaq's Affiliates a perpetual, irrevocable, non-exclusive, worldwide, nontransferable and royalty-free license and right to have access to, operate, copy, load, store, execute, maintain, support, operate, modify, enhance, create derivative works, incorporate into other works of Nasdaq or its Affiliates, transmit, display, perform, distribute, sub-license, and otherwise use for Nasdaq's and/or its Affiliates' business purposes (including those of the rights that are necessary for users), the source and object code version of all OptiMark Underlying IP incorporated in the services or deliverables, provided, however, that Nasdaq's license as aforesaid shall not entitle Nasdaq to sell, transfer, sub-license or otherwise make available or disclose the source code to any OptiMark Underlying IP, except that such code may be disclosed to agents, consultants or developers retained by the Corporations for the purpose of creating Permitted Applications (the "Nasdaq Developers"), provided, further such Nasdaq Developers are similarly bound by written obligations of non-disclosure.

         16.2. Nasdaq will have full access and a perpetual, worldwide, nonexclusive, paid-up license to use and modify the OptiMark Underlying IP with respect to applications for any Financial Instrument (the "Permitted Applications") if OptiMark: (1) is unwilling to or unable to meet its obligations or Critical Milestone Dates; (2) falls below agreed-upon financial levels stated in Attachment 7; (3) becomes effectively controlled by an ECN, broker-dealer, a consortium of broker-dealers, or exchange other than Nasdaq, or any other entity primarily engaged in the securities industry that constitutes a competitive threat to Nasdaq, or any other entity that could materially adversely affect the ability of OptiMark to perform under this Agreement; (4) declares or is subject to bankruptcy (or any state/foreign equivalent -- including an assignment for the benefit or creditors, or an admission that it is generally not paying its debts as they become due unless they are subject to a bona fide dispute); (5) sells or attempts to sell rights in the OptiMark Underlying IP that would hinder or imperil Nasdaq's rights. The foregoing shall not include OptiMark US Equities, Inc. for purposes of subsections (2) and (4) above. In the event Nasdaq has gained the right to the license in Section 16.2, it shall also have

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the right to purchase a joint ownership right to the OptiMark Underlying IP
(including the code) for use within the Financial Instruments industry (but not restricted to Permitted Applications and Nasdaq Developers), for the fair market value of such ownership compared to the license. Joint ownership shall be without the right of either party to object to the other owner's use of the property within the scope of the ownership or to any right to proceeds or accounting between the owners.


17.  IP ESCROW.

         17.1. Escrow. All OptiMark Underlying IP used in any services or deliverables is to be Escrowed as provided in this Section at certain Milestones stated in Attachment 4, and thereafter added to along with the delivery of any deliverable or service that utilizes new or changed portions of the OptiMark Underlying IP.

         17.2. Escrow Procedures. Along with the delivery of any service or deliverable that incorporates OptiMark Underlying IP, OptiMark shall deliver a combination of tapes or other media in a format reasonably acceptable to Nasdaq with a copy of all code and other tangible embodiments of the OptiMark Underlying IP. Nasdaq shall have the opportunity to ensure that escrowed materials will compile into the deliverable or otherwise ensure that a person of reasonable technical skill and expertise in the relevant field could produce that portion of the service or deliverable that is based on the OptiMark Underlying IP from the tendered escrow; if not, OptiMark will tender such an escrow (Escrow). After verification, or if Nasdaq declines the opportunity for verification, Nasdaq shall seal the Escrow and store it off-site in a secure environment. The Escrow shall be considered Confidential Information under this Agreement. The Escrow will be available to Nasdaq upon one or more of the stated events in Section 16. Nasdaq shall give OptiMark at least 15 days Notice (unless an market or operational emergency reasonably requires access without prior Notice or with Notice but in less than 15 days) of its intent to gain access to the Escrow and the grounds for such access. Nasdaq may use the Escrow only for the purposes of maintaining, supporting, operating, and enhancing Permitted Applications. Nasdaq rights to the Escrow are subject to the applicable portions of Section 16.


18.  NASDAQ INVESTMENTS.

         18.1. In consideration of entering into this Agreement, OptiMark agrees that all Nasdaq warrants set forth in the 1998 Warrant Agreement related to meeting certain future trading levels (i.e., those stated in Section 2(b)-(f) of the 1998 Warrant Agreement) shall, in lieu of the terms and conditions in Sections 2(b)-(f) of the 1998 Warrant Agreement, vest at a rate of: (1) 500,000 shares on the first Critical Milestone date, (2) 750,000 shares on the second Critical Milestone date; (3) 1 million shares on the third Critical Milestone date; (4) 2 million shares on the fourth Critical Milestone date and 2,500,000 shares on the first day following six months of operation of the OptiMark SuperMontage. The exercise date for all warrants set forth in the 1998 Warrant Agreement is extended for 3 additional years. In connection with the execution of this Agreement, OptiMark Holdings, Inc. as obligor under the 1998 Warrant Agreement shall

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expressly agree in writing to the aforesaid warrant grants.


19.  TERMINATION OF AGREEMENT.

         19.1. Termination. Termination shall have the meanings of termination or cancellation, as the case may be.

         19.2. Critical Milestones, Nasdaq QC Testing. If OptiMark has failed to have delivered all services and other deliverables required before a Critical Milestone or has failed, under Section 4.5.2 to pass Nasdaq QC Testing by that Critical Milestone Date, Nasdaq may give OptiMark 10 days Notice (with a right to cure within such period) of its breach. Nasdaq may thereafter terminate this Agreement if by the termination date, OptiMark has failed to cause all the applicable services and other deliverables to pass Nasdaq QC Testing and otherwise meet their Specifications, warranties, and other requirements.

         19.3. Key Personnel. If OptiMark knew or should have known of a loss of Key Personnel pursuant to Section 9.1 prior to such loss, Nasdaq may give Notice of immediate termination; otherwise, Nasdaq will give OptiMark 10 days Notice (with a right to cure within such period) of its breach of Section 9. Nasdaq may thereafter terminate this Agreement if by the termination Date, OptiMark has failed to cure the breach to Nasdaq's satisfaction.

         19.4. Agency Adverse Action or Inaction. If the SEC (or any other agency that could affect approval) does not provide or appears unlikely to be ready to timely provide satisfactory regulatory approval of SuperMontage, then Nasdaq can terminate the Agreement, provided, in that event, Nasdaq will make a termination payment to OptiMark of : (1) $500,000, if the termination for agency-related action or inaction occurs no later than December 31, 2000; or (2) $1 million, if the termination for agency-related action or inaction occurs after December 31, 2000.

         19.5. OptiMark Termination. In the event that: (1) Nasdaq has failed timely to pay OptiMark in relation to the SuperMontage project; (2) Nasdaq terminates its SuperMontage project with OptiMark (which, for the avoidance of doubt, shall include a decision by Nasdaq not to use the OptiMark version of SuperMontage in production notwithstanding final delivery by OptiMark or Notice of Acceptance by Nasdaq); (3) Nasdaq and OptiMark fail to enter into the Maintenance Agreement pursuant to Section 4.6 within sixteen weeks of execution of this Agreement; or (4) the Final Specifications are materially and adversely different from the then existing preliminary Specifications (however, OptiMark shall provide Nasdaq with Termination Assistance and the rights in Sections 16 and 17), OptiMark may give Nasdaq 10 days Notice or, in the case of subsection
(4) immediately above, 15 days Notice, (with a right to cure within such period) of the event. OptiMark may thereafter terminate this Agreement if by the Termination Date, Nasdaq has failed to pay OptiMark amounts outstanding, decide to re-commence the SuperMontage project, execute the Maintenance Agreement or modify the Final Specifications so as not to be materially and adversely different from the then existing preliminary Specifications,

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as the case may be. If OptiMark terminates this Agreement for Nasdaq's termination of its SuperMontage project with OptiMark, Nasdaq is excused from any obligation to utilize OptiMark services to the Base Cost level for the remainder of the Base Period (including using OptiMark resources on Nasdaq's internal SuperMontage efforts).

20.  EVENTS THAT CAN LEAD TO TERMINATION OF TASK ORDER.


         20.1. Breach. For material breach by a Party, the other Party may terminate the relevant Task Order and any related Task Orders (or if such termination would materially and adversely affect the entire Agreement, the entire Agreement) after at least 15 days Notice to the breaching Party with a right to cure within such period.

         20.2. SuperMontage Termination. At any time prior to the Commencement Date for SuperMontage, Nasdaq can voluntarily terminate OptiMark's development efforts on SuperMontage, provided that Nasdaq continues to utilize OptiMark services to at least the Base Cost level for the remainder of the Base Period (including using OptiMark resources on Nasdaq's internal SuperMontage efforts).

         20.4. Nasdaq Voluntary Termination. At any time, without any penalty or termination fee, Nasdaq shall have the right to terminate any Task Order on a case-by-case basis, at Nasdaq's sole discretion. Promptly thereafter upon request by Nasdaq, OptiMark shall turn over all deliverables completed or acquired in whole or in part under the Task Order and continue to perform the services until the date of termination. If the services under a Task Order are primarily priced by the hour or day, then Nasdaq may terminate on at least 5 days written notice to OptiMark and Nasdaq shall be responsible for all permitted fees and expenses incurred by OptiMark up to the date of termination. If the services under a Task Order are priced in any other manner, then Nasdaq may terminate on at least 20 days written notice to OptiMark and shall be responsible for all permitted expenses for the deliverables plus the lesser of:
(1) the hourly fees that would be due under Attachment 2 for the services completed up to the date of termination; or (2) the percentage of the fixed or other fee represented by the percentage of the services based on the milestones indicated in the Task Order completed by OptiMark up to the date of termination. Nasdaq may offset any fee due OptiMark under the affected Task Order against Nasdaq's damages for breach. OptiMark shall refund any pre-paid portion of the fees for services or deliverables not performed by OptiMark.


21.  TERMINATION ASSISTANCE.


         21.1. Termination Assistance. OptiMark shall, upon Nasdaq's request for a period of up to 6 months following the date of termination by either Nasdaq or OptiMark (Termination Assistance Period), provide the following Termination Assistance Services at its then-current rates for such services under Attachment
2. The quality and level of performance during the Termination Assistance Period shall not be degraded by OptiMark. After the expiration of the

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Termination Assistance Period, OptiMark shall answer questions from Nasdaq regarding the services on an "as needed" basis at OptiMark's then-current rates under Attachment 2.

         21.2. Termination Assistance Services. Termination Assistance Services include:

         21.2.1. such training and Documentation as Nasdaq (or its designee) may require to understand and operate the Nasdaq IP and OptiMark Underlying IP to permit Nasdaq to maintain, support, operate, and enhance the products to which the Agreement relates;

         21.2.2. any services reasonably requested by Nasdaq in order to facilitate the transfer of the services to Nasdaq or another service provider designated by Nasdaq.


         21.2.3. OptiMark shall deliver to Nasdaq, a current copy of the Nasdaq IP (provided, any OptiMark Underlying IP included or embedded in the Nasdaq IP shall be subject to the license provisions of Section 16), in the form in use as of the end of the Termination Assistance Period and
         (ii) destroy or erase all other copies of the Nasdaq IP (exclusive of any OptiMark Underlying IP) in OptiMark's possession. OptiMark shall, upon Nasdaq's request, certify to Nasdaq that all such copies have been destroyed or erased.

         21.2.4. In the event of cancellation for breach by OptiMark, OptiMark shall deliver to Nasdaq the same materials that would be in the Escrow.



22.  USE OF SUBCONTRACTORS BY OPTIMARK.

         22.1. All individuals assigned by OptiMark to participate in the performance of the services shall be employees of OptiMark. Prior to subcontracting any of the services to a third party, OptiMark shall notify Nasdaq of the proposed Subcontractor and shall obtain Nasdaq's approval of such Subcontractor, which approval may be withheld at Nasdaq's reasonable discretion, but Nasdaq shall promptly notify OptiMark of its disapproval.

         22.2. No subcontracting shall release OptiMark from its responsibility for its obligations under this Agreement. OptiMark shall be responsible for the work and activities of each of its Subcontractors as if it were OptiMark's acts or omissions, including compliance with the terms of this Agreement. OptiMark shall be responsible for all payments to its Subcontractors and shall promptly remove any liens imposed by such subcontractor.


23.  PROPRIETARY RIGHTS.

23.1. Ownership of Intellectual Property Rights. Nasdaq shall at all times own all intellectual property rights in any services or deliverables and related Documentation to be paid for by Nasdaq under this Agreement (Nasdaq IP). The Parties shall agree on reasonable at least weekly backup and delivery of the Nasdaq IP. Neither OptiMark nor any DDE Staff shall have any

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proprietary right, title or interest in any Nasdaq IP. Nasdaq shall have the sole right to prosecute and maintain any registrations of any Nasdaq IP and to defend any claim of infringement related thereto. OptiMark shall execute such documents and provide such additional cooperation, at Nasdaq's expense, as Nasdaq may reasonably request in order to perfect, evidence, protect or secure the foregoing rights.

         23.2. Work For Hire. (a) The Parties agree that Nasdaq shall be deemed the "person for whom the work was prepared" and Nasdaq IP shall be deemed "works made for hire". OptiMark acknowledges that no copyright registration of, or notice of copyright on, any Nasdaq IP or any part thereof shall be deemed to constitute publication thereof within the meaning of the U.S. Copyright Act or similar Law of another country or to imply that they do not also contain valuable confidential and proprietary information in the nature of trade secrets.

         3 OptiMark will conspicuously mark all drafts and final versions of Nasdaq IP with, and cause opening screens to contain:

                  ["(C)" or the word "Copyright"] [Name of Nasdaq or an Affiliate of Nasdaq] [Year(s) of Creation]. All Rights Reserved. Unpublished.

         23.3. Assignment of Intellectual Property Rights. OptiMark agrees to assign, and hereby does assign, to Nasdaq all of OptiMark's right, title and interest, if any, in and to all Nasdaq IP.

         23.4. Moral Rights. OptiMark agrees to waive and assign all moral rights with respect to all Nasdaq IP, now known or hereafter developed, in all jurisdictions, to the maximum extent permitted by applicable law.

         23.4.1. If the use by OptiMark, the Corporations, or any users, of any portion of the services, deliverables, or OptiMark Underlying IP, is enjoined as a result of any proceeding, or if following the initiation of any proceeding, either OptiMark or Nasdaq reasonably determines that such use of any portion of the services, deliverables, or OptiMark Underlying IP is likely to be enjoined, such is a breach of this Agreement and OptiMark shall, at its expense and option, either: (i) modify or replace such portion with another that continues to meet the Specifications and is free of third party claims; or (ii) procure for the affected entities a license or other right for them to use such portion at no additional cost to the Corporations or affected users, provided, that OptiMark shall pay all expenses of any necessary or desirable changes in Documentation and/or retraining of the Corporations or affected users.

         23.5. Injunction Proceedings for Nasdaq IP. OptiMark hereby acknowledges and agrees that Nasdaq IP constitutes valuable property of Nasdaq and may incorporate valuable trade secrets of Nasdaq. OptiMark agrees that any violation by it of any provision contained in this Section 7 shall be deemed to cause Nasdaq irreparable injury not compensable by money damages and for which Nasdaq will be deemed not to have an adequate remedy at law. Accordingly, OptiMark agrees that if Nasdaq institutes an action or proceeding to enforce its Nasdaq IP rights, and a court of competent jurisdiction determines that Nasdaq is entitled to injunctive or other equitable relief as may be necessary or appropriate to enjoin, prevent or curtail

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any such breach, threatened or actual, then Nasdaq shall be entitled to such relief without the posting of any bond or security. The foregoing shall be in addition to and without prejudice to such other rights as Nasdaq may have, subject to the express provisions of this Agreement, at law or in equity.

         23.6. Notice of Adverse Claim. OptiMark shall promptly notify Nasdaq in writing of any threat, warning or notice of any claim or action adverse to, with respect to all Nasdaq IP or OptiMark Underlying IP that OptiMark may become aware of from time to time.

         23.7. No Inconsistent Action. OptiMark shall take no action inconsistent with the acknowledgments, agreements and assignments set forth in this Section and Nasdaq's exclusive proprietary rights in, with respect to all Nasdaq IP. In particular, OptiMark shall not at any time undertake to copyright or trademark (or apply for a copyright or trademark registration) or apply for a patent with respect to any, with respect to all Nasdaq IP.

24.  INDEMNIFICATION PROCEDURES


         24.1. In any matter subject to indemnification under this Agreement, an indemnified Party shall give the indemnifying Party prompt written notice of a Dispute or claim of which it becomes aware and the indemnifying Party shall have full and complete authority to assume the defense thereof, including appeals, and to settle the same; provided that:

         24.1.1. As to OptiMark, OptiMark can demonstrate its ability to defend adequately and pay or perform any likely award or judgment that may result from the proceedings;

         24.1.2. With respect to any proposed settlement that directly or indirectly affects the other and that does not involve solely the payment of money by the indemnifying Party (or if OptiMark cannot demonstrate its ability to pay), the indemnified Party shall have the right to consent to such proposed settlement (which consent shall not be unreasonably withheld or delayed);

         24.1.3. If an indemnified Party is advised by counsel that under applicable standards of professional responsibility, a conflict will arise in the event both Parties are represented by the same counsel, then the indemnified Party shall have the right to defend itself against, or to settle, such proceeding in any manner reasonably deemed by it, but the indemnified Party shall promptly reimburse for all reasonable costs incurred in such defense and/or settlement; and

         24.1.4. The indemnifying Party shall keep the indemnified Party fully informed about the progress of the proceedings. Any cooperation by any indemnified Party shall be not be deemed and shall not require that it waive its attorney-client, work product or other legal privileges.

         24.1.5. Upon receipt of such notice of a proceeding from Nasdaq, OptiMark shall notify Nasdaq within seven (7) calendar days whether it will conduct the defense of such proceedings itself. In the event that OptiMark decides to conduct the defense against any proceeding, Nasdaq

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shall have the right to participate in such defense with counsel of its own selection at its own cost. In the event OptiMark notifies Nasdaq of its decision not to defend against any proceeding, or fails to notify Nasdaq within the seven
(7) day period, Nasdaq shall have the right to defend itself against, or to settle, such proceeding in any manner reasonably deemed by Nasdaq to be appropriate, and OptiMark shall promptly reimburse Nasdaq for all reasonable costs incurred in such defense and/or settlement.

         24.1.6. The rights and obligations, unless materially breached by the other Party, are exclusive and in lieu of other forms of indemnification.


         24.2. OptiMark IP and Nasdaq IP Covenants, Representations and Warranties.

         24.2.1. OptiMark represents and warrants that OptiMark either (A) owns and has good title to all OptiMark Underlying IP, or (B) has the legal right to
(i) utilize, adapt or incorporate such OptiMark Underlying IP, (ii) deliver the resulting deliverables or services to Nasdaq in conformance with this Agreement and (iii) grant Nasdaq a license or otherwise allow Nasdaq to use such OptiMark Underlying IP in accordance with this Agreement.

         24.2.2. OptiMark represents and warrants that no services or deliverables (or their use by Nasdaq, its Affiliates or users) or the use of OptiMark Underlying IP, shall breach, violate, infringe or constitute misappropriation of any Intellectual Property Rights or other proprietary right or interest of any other person, firm or entity.

         24.2.3. Nasdaq represents and warrants that Nasdaq (A) owns or has rights to the preliminary and final Specifications and (B) has the legal right to utilize, adapt or incorporate the preliminary and final Specifications in the Nasdaq IP.

         24.2.4. Nasdaq represents and warrants that the use by OptiMark of the preliminary and final Specifications shall not breach, violate, infringe or constitute misappropriation of any Intellectual Property Rights or other proprietary right or interest of any other person, firm or entity.

         24.2.5. Nasdaq indemnifies and holds harmless OptiMark from any cost, loss or damages (including reasonable attorney's fees) awarded a third party from any breach by Nasdaq of the representations and warranties contained in
Section 24.2.3 or 24.2.4.

         24.2.6. Notwithstanding the foregoing, Nasdaq is not required to indemnify and hold harmless OptiMark: (1) to the extent any claims or losses are caused by OptiMark's breach of its intellectual property warranties in Section 10: (2) where the breach, violation, infringement or misappropriation of any Intellectual Property Rights or other proprietary right or interest of any other person, firm or entity could have been avoided while still complying with any non-infringing Specifications; or (3) where OptiMark knew the breach, violation, infringement or misappropriation and did not Notify Nasdaq of such.

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
25.  ADR AND ARBITRATION.

         25.1. Alternative Dispute Resolution. Any and all disputes, controversies, claims, or differences arising out of, relating to, or having any connection with this Agreement as well as any other question relating to its existence, validity, interpretation, performance, breach, or termination, (collectively, "Disputes") shall first be attempted to be resolved by the Project Managers. If the Project Managers are unable to resolve any Dispute, then either Party may include such subject matter on the agenda of the next Steering Committee meeting. If the Steering Committee does not meet for 14 days, or fails to resolve such Dispute at such meeting, either Party may demand a consultation on the Dispute between senior officers of both Parties. If, within 5 Days thereafter, the Parties have not met or are still unable to resolve the matter, then either Party (unless this Agreement notes that such are subject only to ADR) may proceed to Arbitration. The procedures in this sub-section shall be referred to as "ADR".

         25.2. Arbitration. All Disputes (unless this Agreement notes that such are subject only to ADR) that cannot be resolved by the parties after ADR shall be settled by binding arbitration in accordance with this Agreement and the following procedure or such other procedures as may be agreed upon by the parties:

         25.2.1. Either party may serve upon the other party, a Notice, specifying in reasonable detail the nature of the matter, that the Dispute or other matter in question be submitted to arbitration. The demand, which shall be effective upon receipt, shall be made within a reasonable time after the claim, dispute, controversy or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings, based upon such claim, dispute, controversy or other matter in question, would be barred by the applicable statute of limitations or laches.

         25.2.2. After service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator within five (5) calendar days or such longer period as the parties may agree.

         25.2.3. In the event the parties cannot agree upon a single arbitrator within the period established under subsection (b), then each party shall appoint one arbitrator within an additional five (5) calendar days and notify the other party of such appointment. The two arbitrators shall select within five (5) calendar days thereafter by the first two arbitrators unless otherwise agreed by the parties. If the arbitrators and the parties fail to appoint a third arbitrator, either party may request the American Arbitration Association or any federal or local court in or for the City of New York to appoint the third arbitrator.

         25.2.4. Except as otherwise provided herein, any arbitration proceeding shall be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association or such other rules and procedures as are agreed to by the arbitrators or the parties. Nothing contained herein shall be construed as requiring submission of any Dispute or other matter in question to the American Arbitration Association.

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
         25.2.5. The arbitration proceeding shall be held in the City of New York, unless otherwise agreed by the arbitrators or the parties.

         25.2.6. The decision rendered through arbitration shall be final and binding upon the parties hereto and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof.

         25.2.7. Although the parties agree that compulsory and binding arbitration shall be the exclusive means of dispute resolution, judicial review of any arbitration decision or proceeding (other than entry or enforcement of an arbitration award/judgment) or of any matter arising under the terms of this Agreement, whether or not submitted to the binding arbitration process required by this Agreement, shall be brought solely in the federal or local courts of the City of New York.

         25.2.8. The foregoing procedures shall not preclude either party from pursuing interim injunctive or specific performance relief, provided that the remainder of any Dispute is submitted to ADR and/or Arbitration (as provided in this Agreement).

         25.2.9. The proceedings and any judgment or award shall be deemed Confidential Information by the Parties, the arbitrators, and any witnesses or other entities involved in the process or any appeal or enforcement therefrom, except to the extent forbidden by law. The materials submitted to Arbitration shall be Confidential Information to the extent they would be considered Confidential Information under Section 26.11.


26.  GENERAL PROVISIONS.

         26.1. Integration, Amendment and Non-Waiver. This Agreement and the Task Orders entered into pursuant hereto constitute the entire and exclusive agreement by and between OptiMark and Nasdaq and supersede all prior written or oral proposals, agreements, or understandings of the same except as otherwise provided herein. No waiver or modification of any of the terms or conditions hereof shall be valid or binding unless in writing and signed by the party against whom the enforcement of the waiver or modification is sought. No waiver or any breach of any of the terms and conditions hereof or of any default hereunder, shall be deemed a waiver of any repetition of such breach or of such default or in any way affect any of the terms and conditions hereof.

         26.2. Governing Law. This Agreement shall be deemed to have been made in the State of New York, and shall be construed and enforced in accordance with the law of the State of New York, without reference to principles of conflicts of laws thereof. Each Party hereby consents to submit to the jurisdiction of the courts in or for the State of New York in connection with any action or proceeding relating to this Agreement.

         26.3. Authorization. This Agreement shall not be binding upon a Party unless executed on its behalf by a duly authorized officer. OptiMark, Nasdaq, and the individuals executing this Agreement represent that such individuals have been and are duly authorized by all necessary and

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
appropriate corporate or other action to execute same on behalf of OptiMark and Nasdaq, respectively.

         26.4. Captions. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions of this Agreement. The masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

         26.5. Counterparts. This Agreement and any Task Order may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

         26.6. Non-Use of Nasdaq Name/Trademarks. OptiMark agrees that it will not use any trademark, service mark, copyright, or patent of Nasdaq, registered or unregistered, in any manner, including in any advertising or promotional media, without written consent of Nasdaq.

         26.7. Force Majeure. A Party is excused from any obligations that are found to be beyond its control. The Party seeking such excuse must immediately Notify the other Party. If such inability to perform or act lasts more than 10 days, then the aggrieved Party may terminate any affected service or deliverable (e.g., a Task Order and any related Task Orders) and if the termination of the affected services or deliverables adversely affects the value of the entire Agreement, terminate this Agreement.

         26.8. CONSEQUENTIAL DAMAGES. NEITHER PARTY (INCLUDING THE CORPORATIONS) SHALL BE LIABLE FOR ANY PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST OPPORTUNITY COSTS, ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

         26.9. EXCLUSIONS. THE ABOVE LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL TORTIOUS MISCONDUCT OF A PARTY, OR LIABILITY RESULTING FROM BREACH OF CONFIDENTIALITY OBLIGATIONS, INJURY TO PERSON OR TANGIBLE PERSONAL PROPERTY, OR AWARDS TO THIRD PARTIES SUBJECT TO INDEMNIFICATION OBLIGATIONS HEREUNDER.

         26.10. Survival. The terms of this Agreement apply to those obligations that survive any cancellation, termination, or rescission, namely-confidentiality, Non-Use of NASD Name, indemnification, and warranties.

         26.11. Confidentiality. Confidential Information is subject to the same terms and conditions as are in the Confidential Information Exchange Agreement between Nasdaq and OptiMark Technologies, Inc.

         26.12. Notices. The term "Notices" means a communication in writing which is directed

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
to the persons identified in subsections below and shall be deemed to have been duly given upon actual receipt by the parties, or upon constructive receipt if sent by certified mail, return receipt requested (at the earlier of the time the party signs the return receipt or at the time of first refusal), or any other delivery method that actually obtains a signed delivery receipt, addressed to the person named below to the following addresses or to such other address as any party hereto shall hereafter specify by written notice to the other party or parties hereto:


         (a) if to OptiMark:

             Name:    Robert Warshaw
             Title:   Co-Chief Executive Officer
             Address: OptiMark, Inc.
                      24th Floor
                      10 Exchange Place Center
                      Jersey City, NJ 07302
             Telephone #: (201) 536 7121

             With, in the event of a Notice of Dispute, a copy to:

             Office of the General Counsel
             OptiMark, Inc.
             24th Floor
             10 Exchange Place
             Jersey City, NJ 07302
             Telephone #: (201) 536 7112



         if to Nasdaq:

             Name:      Dan B. Franks
             Title:     Senior Vice President
                        The Nasdaq Stock Market, Inc.
             Address:   80 Merritt Blvd.
                        Trumbull, Connecticut  06611

             Telephone#:(203) 385-6250


         With, in the event of notices of Dispute, a required copy to:


                  The Nasdaq Stock Market, Inc.,
                  1735 K Street, N.W.

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
                  Washington, D.C.  20006
                  Attn:  Office of General Counsel - Nasdaq Contracts Group


         26.13. Assignment. Nasdaq may share the use of the deliverables and services provided under this Agreement with the Corporations. Neither Party may assign this Agreement (including by operation of law) without the written consent of the other. Nasdaq may assign this Agreement to any of the Corporations without consent, provided, notwithstanding such assignment, Nasdaq shall remain secondarily liable for any payment, damages or indemnification obligations for the benefit of OptiMark hereunder. Nothing in the Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto (and any of the Corporations), or their respective permitted successors or assigns, any rights to remedies under or by reason of this Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other. The Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, or assigns.


27.  DEFINITIONS.


         27.1. "INTELLECTUAL PROPERTY RIGHTS" shall mean rights created under laws governing patents, copyrights, moral rights, neighboring rights, mask works, trade secrets, trademarks, privacy, publicity rights, or any other right that gives a person, independently of contract, a right to control or preclude another person's use of or access to the information on the basis of the rights holder's interest in the information.

         27.2. "DOCUMENTATION" shall mean all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of the related service or deliverable (including the OptiMark Underlying IP or Nasdaq IP).

         27.3. "FINANCIAL INSTRUMENT" shall mean (i) a security; (ii)a financial futures contract; or (iii) any financial derivative product that is based on either a security or securities, or a futures contract(s) whether such type of instrument presently exists and is created in the future. For the life of this agreement, this definition shall include: (a) any security as defined in Section 3(a)(10) of the Securities Exchange Act of 1934 (the "Act"), and any exempt securities as also defined by the Act; (b) any single-stock regulated futures contract as may be permitted under either the Act or the Commodity Exchange Act as such may be amended in the future; and (c) any U.S. or foreign exchange traded (i) equity option, (ii) equity index option, and (iii) other financial derivative (including futures contracts, options, and swaps) based on a single stock, index of stocks, or basket of stocks. Notwithstanding the foregoing, on the first anniversary of the signing of this agreement, this definition will no longer include the following financial instruments: (a) fixed income securities for which Nasdaq is not actively developing or has not already developed a quotation or trading system; and (b) financial futures or financial derivative products not included in the preceding sentence

         27.4. "SPECIFICATIONS" shall mean the documents specified in Sections 4.2, and 6 and Attachment 1.


28.  LIST OF ATTACHMENTS.

         28.1. The following are the Attachments referred to in this Agreement and are incorporated by reference as if set forth in full. Attachments may be amended or divided into sub-attachments from time-to-time, but only by a writing signed both Parties. Unless agreed otherwise, each Attachment shall be effective under the terms of this Agreement from the date of the signing by both Parties, forward:

         Attachment 1. Description of SuperMontage(TM) Project
         Attachment 2. OptiMark DDE and Other Required Resources, Along With
                       Rates.
         Attachment 3. Nasdaq Required Resources.
         Attachment 4. Milestones and Critical Milestones.
         Attachment 5. OptiMark Key Personnel.
         Attachment 6. OptiMark Approved Prospective Non-Nasdaq Nasdaq Projects. Attachment 7. OptiMark Financial Thresholds.
         Attachment 8. OptiMark Project Plan (including Progress Report).


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.


OptiMark Holdings, Inc.                                     FOR PUBLICLY TRADED COMPANIES. Nasdaq and its
                                                            affiliates (Corporations) have an internal policy of
By: /s/ David C. Johnson, Jr.                               monitoring or restricting trading by certain of its
-----------------------------                               employees in publicly traded stocks where the
Name: David C. Johnson, Jr.                                 granting, renewal, or termination of the agreement is
                                                            considered by the publicly traded company to be a
Title: Co-Chief Executive Officer                           "significant" event (one that could affect the price
                    AUTHORIZED OFFICER                      of your company's stock or require a public
                                                            announcement).  WHILE THE CORPORATIONS OFFER NO
Date: October 4, 2000                                       REPRESENTATION OR WARRANTY ABOUT THE ENFORCEMENT OF
                                                            ITS POLICY OR THE SECURITIES ACTIVITIES OF ANYONE
                                                            ASSOCIATED WITH THE CORPORATIONS, if your company
                                                            believes its contracts with the Corporations may be
                                                            "significant", please initial here _________.



The Nasdaq Stock Market, Inc. (Nasdaq)

By: /s/ Richard G. Ketchum

Name: Richard G. Ketchum

Title: President
                    AUTHORIZED OFFICER

Date: October 17, 2000

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
                                  ATTACHMENT 1

                         DESCRIPTION OF THE SUPERMONTAGE

SuperMontage Rule Filings as filed with the SEC including amendments 1-7, as found on the SEC Website at http://www.sec.gov/rules/sro/nd9953o.htm.

NODW Merged System Requirement Specification as of 10-02-00


*























----------------------

* This confidential portion has been omitted and filed separately with the Commission.

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
                                  ATTACHMENT 2


                       HARDWARE REQUIREMENTS FOR OPTIMARK


CURRENT DEVELOPMENT ENVIRONMENT:

         - 8 - S70K processors

         - 32 - Mirrored disc volumes

         - 2 - Tape drives - 2 - 10 mb Ethernet controllers

         - 3 - 100 mb Ethernet controllers

         - 0.5 gig memory per processor

The Following dates represent when hardware needs to be in place and ready to use.

NOVEMBER 1, 2000

         Upgraded OptiMark Development Environment. Cost to Nasdaq is 100%; equipment to be owned or leased by Nasdaq subject only to OptiMark's use during development and testing, provided, further, that any residual cost or lease obligations on any equipment will be assumed by OptiMark on the Commencement Date or such other date as the Parties may agree in writing, at which time OptiMark will assume ownership or the lease interest, as the case may be. OptiMark will utilize current hardware but need to add memory and CPUs as follows:


         - CPU upgrade to S74K

         - Memory upgrade to 2 gb

         - 4 additional S74K CPU's

         - 32 additional discs at 36gb

         - 4 FESA (1 per additional CPU)

DECEMBER 1, 2000

         To perform single cluster verification and tuning; cost to Nasdaq is 100%, equipment to be owned or leased by Nasdaq subject only to OptiMark's use during development and testing, provided, further, that any residual cost or lease obligations on any equipment will be assumed by OptiMark on the Commencement Date or such other date as the Parties may agree in writing, at which time OptiMark will assume ownership or the lease interest, as the case may be:


         - 2 Tandem S74K (each Tandem will contain 16 processors)

APRIL 1, 2001

         To build a complete cluster and to test multi-cluster environment; cost to Nasdaq is 100%, equipment to be owned or leased by Nasdaq subject only to OptiMark's use during development and testing, provided, further, than any residual cost or lease obligations on any

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
equipment will be assumed by OptiMark on the Commencement Date or such other date as the Parties may agree in writing, at which time OptiMark will assume ownership or the lease interest, as the case may be. The following is subject to the evaluation and review of the Steering Committee and any testing and development architecture review working group which it may appoint:


         - 2 Tandem S74K (or 4 S74K Tandems depending on December/January tests) (each Tandem will contain 16 processors)


Nasdaq commitments above to lease or buy equipment is contingent on OptiMark representations and warranties that no existing lease agreement or other obligation prohibits the above or would cause any ownership or other interest to vest in any third party. OptiMark must further represent and warrant that it will not cause or permit any lien or encumbrance to be affixed to any of the equipment described above.

NOTES

         The December and April equipment would be utilized for OptiMark and Nasdaq QA efforts as configuration verification tests are completed. Preliminary functional OptiMark QA work would be completed on current OptiMark platforms. Depending on the decisions at the milestones and a final determination of joint testing and system implementation strategies, additional equipment may be desired. This equipment would be used in pre-production testing and utilized as the first group of production equipment.




                               OPTIMARK RATE SHEET


                  Senior Executive                   Rates on Request

                  Principals                         */hour to */hour

                  Managers                           */hour to */hour

                  Senior Consultants                 */hour to */hour

                  Consultants                        */hour to */hour

                  Analysts                           */hour to */hour
----------------------

* This confidential portion has been omitted and filed separately with the Commission.

                                  ATTACHMENT 3

                            NASDAQ REQUIRED RESOURCES



The following individuals will be made available by Nasdaq to OptiMark at reasonable times and places and with reasonable notice to facilitate the performance by OptiMark of its obligations under this Agreement. In addition, these individuals may, in their reasonable discretion, make such other individuals and resources within Nasdaq available as they shall deem necessary to facilitate such performance as aforesaid.

                           Dan B. Franks/Peter Martyn
                           Steve Gwilt
                           Michael Buckingham

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
                                  ATTACHMENT 4

                                                     MILESTONES


    Milestone  Aggregate       Target Date             Tasks                           Description

    1         $750,000        December 29, 2000     Tasks: 195; ARB                    OptiMark (1) will complete their response to
                                                    (12-14); Design                    and sign off on ISMP jointly with Nasdaq;
                                                    (9-11, 16, 20-21,                  (2) hardware will be in place; (3) the
                                                    32-33, 46-47,                      Architecture Review Board will have met
                                                    59-60, 73-74,                      iteratively until plan B is acceptable, and
                                                    85-86, 98-99,                      (4) OptiMark discovery, requirements and
                                                    111-112, 124-125,                  designs will be completed. Also (5) Design
                                                    135-136, 146-147,                  review completed, (6) Nasdaq completed
                                                    158-159);                          code-walkthroughs; (7) existing code
                                                    environment                        compiled by CM and (8) OptiMark's
                                                    established (15)                   development & QC environments established
                                                                                       and locked down.

    2         $1,000,000      April 9, 2001          Tasks: 196;                       OptiMark (1) will complete and deliver the
                                                     178-180; 22-27,                   core system, along with (2) operations
                                                     34-41, 48-54,                     manual and D/R notes. (3) The supervisor
                                                     61-68, 75-79,                     screens and (4) metrics interface will also
                                                     87-92, 100-105,                   be ready for Nasdaq's testing.
                                                     126-130, 137-141 (Core
                                                     systems); 113-117
                                                     (Supervisor); 148-152
                                                     (monitor); 160-164 (interface
                                                     to Nasdaq appl's); 171-175,177
                                                     (documentation)

    3         $1,500,000     June 8, 2001            Tasks: 197;                       OptiMark will (1) deliver full SuperMontage
                                                     182-184; 6-7,                     plan B system for QC testing. (2) Code review
                                                     17-19, 28-30, 31,                 complete and signed off.
                                                     42-44, 45, 55-57, 58,69-71,
                                                     72, 80-82, 83-84, 93-95,
                                                     96-97, 106-108, 109-110,
                                                     118-120, 121-123, 131-132,
                                                     133-134, 142-143, 144-145,
                                                     153-155,

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

                                                  156-157, 166-168
                                                  (SuperMontage system);
                                                  169-170, 176 (documentation)
                                                  Also: 204-208 (Copy 0
                                                  installed & tested at
                                                  OptiMark); 209-213 (OptiMark
                                                  QC-testing core system)


    4     $2,000,000      October 26, 2001        Tasks: 198-199;                       OptiMark will have (1) Plan B's D/R testing
                                                  225-229 (OptiMark                     completed; (2) user/ops training completed,
                                                  support for                           and (3) SuperMontage ready for production
                                                  Nasdaq's weekend                      installation. System is ready for 1st symbol
                                                  testing); 185-191                     rollout
                                                  (OptiMark parallel
                                                  QC effort)  Also:
                                                  214-218 (OptiMark QC-testing
                                                  SuperMontage system); 219-224
                                                  (OptiMark D/R & stress testing
                                                  system @ OptiMark)

    5     $500,000        December 17, 2001       Tasks: 1-5;                           OptiMark version: Full symbol rollout
                                                  200-202; 203,                         completed (this is at the end of a 6-week
                                                  230-235                               placeholder determined by Nasdaq, and as
                                                                                        such is an artificial date that we could
                                                                                        improve at will but with increasing risk).


    (M1 SLIPS 4 WEEKS; M2 SLIPS 1 WEEK; M3 SLIPS 1 WEEK; M4 IMPROVES 1/2 WEEK) Tasks 192-193 are still being defining for me by OptiMark.

Task numbers are references to the task numbers in Attachment 8

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
                                  ATTACHMENT 5


                             OptiMark Key Personnel


Project Manager:                    Michael Youngcourt

Developers:                         Hector Olmeda
                                    David Nepomuceno
                                    Ken Cheung

System Architecture:                Mark Farall
                                    Dennis Chung

Matching Engine:                    Murray Smigel

Tools:                              Michael Perini

Testing:                            Paul Cassell
                                    Rich Pacelli

Quality Control:                    Joe Franchi

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
                                  ATTACHMENT 6


                      APPROVED OPTIMARK NON-NASDAQ PROJECTS



Japan OptiMark Systems.

Matching facilities for non-listed equities ("PrivateShares").

Bermuda Stock Exchange, exclusive of securities products or services offered in the U.S.

Vancouver Stock Exchange, exclusive of securities products or services offered in the U. S.

Johannesburg Stock Exchange, exclusive of U.S., European or Asian equity listings which compete with Nasdaq.

TradeAfrica (Pan-African Stock Exchange), exclusive of U.S., European or Asian equity listings which compete with Nasdaq.

Broker-dealer private internal matching engines which are not linked, exclusive of ECN's.

Broker-dealer equities options consortium, exclusive of any system which constitutes an exchange.

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
                                  ATTACHMENT 7

                    FINANCIAL CRITERIA APPLICABLE TO OPTIMARK


OptiMark shall be deemed to have fallen below the agreed upon financial level for purposes of Section 16.1 of the Agreement if it is unable or unwilling to pay its obligations arising in the ordinary course of its business in a timely manner taking into account any applicable grace periods or extensions granted by any payee or obligee.

                                  ATTACHMENT 8

                                  PROJECT PLAN

See attached Project Plan

*
























----------------------

* This confidential portion has been omitted and filed separately with the Commission.

Page 38